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                                                                   EXHIBIT 10.4

Bob Page
19963 Earle Ct.
Morgan Hill, CA 95037


Bob,

It is my pleasure to offer you the position of Chief Technical Officer at (working title) Black Box Inc. We are pleased to have you on our staff. We would like you to start full time by February 15, 1996.

Your starting salary is $120,000 per year paid on a twice monthly schedule. You will be reviewed semi-annually and your next salary review will around July 15, 1996. The position will include extension of your Sun Microsystems health insurance, life insurance, ISDN or Frame Relay into your home, a guaranteed South Bay office (in a maximum 6 months, probably sooner), an engineering assistant, and two weeks of vacation time per year. As the company grows, we hope to offer more benefits to our employees.

You will also receive stock options to purchase ownership of Five Percent (5%) of the outstanding stock of Black Box Inc. as of your acceptance date, vesting over a 4 year period. The initial quarter of your shares will vest on your first anniversary date, and the remaining shares will vest in monthly increments after your first anniversary with Black Box Inc. Your option price is one cent per share.

Welcome on board!


Sincerely,


Jonathan Nelson
Chief Executive Officer


Agreed





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Bob Page